UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM
8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
March 25, 2021 (March 25, 2021)

Commission File Number	Exact Name of Registrant as Specified in its Charter, Principal Office Address and Telephone Number	State of Incorporation or Organization	I.R.S. Employer Identification No.
001-38646	Dow Inc.	Delaware	30-1128146
2211 H.H. Dow Way, Midland, MI 48674
(989) 636-1000
001-03433	The Dow Chemical Company	Delaware	38-1285128
2211 H.H. Dow Way, Midland, MI 48674
(989) 636-1000

Check the appropriate box below if the Form
8-K
filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule
14a-12
under the Exchange Act (17 CFR
240.14a-12)
☐
Pre-commencement
communications pursuant to Rule
14d-2(b)
under the Exchange Act (17 CFR
240.14d-2(b))
☐
Pre-commencement
communications pursuant to Rule
13e-4(c)
under the Exchange Act (17 CFR
240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Registrant	Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Dow Inc.	Common Stock, par value $0.01 per share	DOW	New York Stock Exchange
The Dow Chemical Company	0.500% Notes due March 15, 2027	DOW/27	New York Stock Exchange
The Dow Chemical Company	1.125% Notes due March 15, 2032	DOW/32	New York Stock Exchange
The Dow Chemical Company	1.875% Notes due March 15, 2040	DOW/40	New York Stock Exchange
The Dow Chemical Company	4.625% Notes due October 1, 2044	DOW/44	New York Stock Exchange
Indicate by check mark whether the registrants are an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule
12b-2
of the Securities Exchange Act of 1934
(§240.12b-2
of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrants have elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement.
On March 2
5
, 2021, Sadara Chemical Company (“Sadara”), a joint venture formed in 2011 between Dow Saudi Arabia Holding B.V. (“DSAHBV”), an indirect wholly-owned subsidiary of The Dow Chemical Company (the “TDCC”), and Excellent Performance Chemicals Company (“EPCC”), a wholly-owned subsidiary of Saudi Arabian Oil Company (“Saudi Aramco”), entered into an Amended and Restated Shareholders’ Agreement (the “Amended and Restated Shareholders’ Agreement”).
Sadara was formed to construct and operate a world-class petrochemical complex at Jubail Industrial City II in the Eastern Province of The Kingdom of Saudi Arabia (the “Sadara Complex”). The Sadara Complex comprises 26 manufacturing units and flexible cracking capabilities, producing over three million metric tons of high value-added chemical products and performance plastics per year. The Sadara Complex achieved full commercial operations in 2017.
The Amended and Restated Shareholders’ Agreement provides for certain changes to Sadara’s operations. Currently, Sadara markets its products within a geographically restricted region and TDCC and its subsidiaries market the remainder of Sadara’s products elsewhere in the world. Beginning in mid-2021,
TDCC and Saudi Aramco (or their subsidiaries) (the “Marketers”) will begin to market finished products produced by Sadara, consistent with each Marketer’s equity ownership interest. Sadara will cease marketing and will instead pay marketing fees to both Marketers under related marketing and lifting agreements. The transition will begin in mid-2021
and gradually increase over the next five years. An agreement will be entered into as to the specifications of the products to be marketed. Other changes include the formation of an executive sales and operations planning committee and changes to the way annual operating and marketing plans will be implemented.
The Marketers will leverage their marketing and sales expertise to ensure Sadara’s world-class assets, technologies and products reach their full potential.
The transition of marketing rights to the Marketers is part of shareholders actions to improve Sadara operating results. This includes the finalization of a debt restructuring agreement with Sadara’s agency creditors and commercial lenders. The restructured debt repayment has been better aligned to match Sadara’s expected future cash flow generation. Key provisions of the agreement include a debt maturity extension from 2029 to 2038, a principal grace period until June of 2026 and a new $3.7 billion sponsor pro rata guarantee of principal, in addition to all interest due during the grace period, in proportion to Dow’s and Saudi Aramco’s ownership of Sadara. Sadara will also benefit from longer-term structural operating and feedstock improvements, further enhancing its crackers’ flexibility and improving Sadara’s position on the global cost curve.
In connection with the Amended and Restated Shareholders’ Agreement, TDCC (or its subsidiaries) have entered into certain other agreements in relation to the Sadara Complex, including guarantees of subsidiaries’ obligations under key agreements with Sadara, as well as amended and restated technology license agreements and related technical services agreements previously entered into.
The foregoing description of the Amended and Restated Shareholders’ Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Amended and Restated Shareholders’ Agreement. TDCC intends to redact certain confidential portions of the Amended and Restated Shareholders’ Agreement because such confidential portions are not material and would be competitively harmful if publicly disclosed.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOW INC.
THE DOW CHEMICAL COMPANY

Date: March 25, 2021	By:	/s/ Amy E. Wilson
Amy E. Wilson
General Counsel and Corporate Secretary